OPERATING AGREEMENT
                                       OF
                                 NN GENERAL, LLC


      THIS OPERATING AGREEMENT (this "Agreement") is made and entered into as of March , 2000, by and among NN Ball & Roller, Inc., a Delaware corporation ("NN") and General Bearing Corporation, a Delaware corporation ("GBC") (hereinafter sometimes referred to individually as a "Member" or collectively as the "Members.")

                                    RECITALS

      WHEREAS, the Members desire to form a limited liability company called NN General, LLC (the "Company") pursuant to the provision of the Delaware Limited Liability Company Act (the "Act"); and

      WHEREAS, the Members, being all of the members of the Company, desire and agree to enter into this Operating Agreement in accordance with the Act;

      NOW, THEREFORE, in consideration of the mutual covenants and premises herein, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

                                   ARTICLE I
                               GENERAL PROVISIONS

     Section 1.1. Formation of the Company. The Members hereby agree to form the Company in accordance with the Act and associate themselves as Members in the Company as formed under and pursuant to the provisions of the Act for the purposes set forth in this Operating Agreement. The Members agree that the rights, obligations, and interests of the Members in the Company shall be governed by the terms of this Operating Agreement. The Board of Managers (as defined in Section 2.1 hereof) shall take such actions as may be required to effect such formation including registration of the Company as a foreign limited liability company in any other jurisdiction in which such registration is necessary or appropriate. The costs and expenses associated with such formation shall be borne by the Company and the Company shall reimburse each Member for any and all out-of-pocket costs incurred by the Member directly related to the formation of the Company. The term of the Company shall be as set forth in the Articles of Organization of the Company and shall continue until dissolution and termination of the Company in accordance with the provisions thereof and hereof.

     Section 1.2. Name. The business and affairs of the Company shall be conducted solely under the name of "NN General, LLC" and such name shall be used at all times in connection with the business and affairs of the Company.

     Section 1.3. Purpose. The Company is organized for a profit and the nature of its business and purposes to be conducted or promoted are to engage in any lawful act or activities for which limited liability companies may be organized under the Act.

     Section 1.4. Place of Business. The Company shall maintain a place of business at such place or places as the Board of Managers may from time to time designate.

     Section 1.5. Names and Addresses of the Members and the Appointment of the Initial Board of Managers. The names and mailing addresses of the Members and the initial Managers of the Company are as follows:

            Name of Member                Address of Member
            --------------                -----------------

            NN Ball & Roller, Inc.        800 Tennessee Road
                                          Erwin, Tennessee  37650
                                          USA

            General Bearing Corporation   44 High Street
                                          West Nyack, New York 10994
                                          USA


            Name of Initial Managers     Address of Initial Managers
            ------------------------     ---------------------------

                  David L. Dyckman        800 Tennessee Road
                                          Erwin, Tennessee  37650
                                          USA

                  David L. Gussack        44 High Street
                                          West Nyack, New York 10994
                                          USA

                                   ARTICLE II
                                   DEFINITIONS

      Section 2.1. Definitions. Capitalized terms used in this Agreement shall have the meanings set forth below or as otherwise specified herein:

      "Affiliate" means (1) any executive officer or director of a Member or Manager, (2) any person that controls, is controlled by or is under common control with such Member or Manager, and (3) any executive officer or director of any entity described in (2) above.

      "Agreement" means this Operating Agreement, as the same may be further amended and/or restated from time to time.

      "Board" means the Board of Managers.

      "Board of Managers" means the individuals elected by the Members pursuant to Section 7.1 hereof (and their respective successors).

       "Company" means NN General, LLC.

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

      "Dissolution Proceeds" is defined in Section 10.2.

      "Distribution Percentage" shall be, for each Member, the total number of Membership Units held by the Member divided by the total number of Membership Units issued by the Company and shall initially be as set forth opposite such Member's name, as follows:

                  Member                  Distribution Percentage
                  ------                  -----------------------

                    NN                          50%

                    GBC                         50%

                                                100%
                                                ---

      A Member's "Interest" in the Company means the right of such Member to any and all distributions to which such Member may be entitled as provided in this Agreement, together with the duties and obligations of such Member to comply with all of the terms and provisions of this Agreement.

      "Member" has the meaning set forth in the introductory paragraph.

      "Member Loans" is defined in Section 3.3.

      "Membership Units" shall mean all of the units issued by the Company to represent a Member's Interest including both Class A Membership Units and Class B Membership Units.

      "Members Owning a Voting Majority" shall mean Members who, in the aggregate, hold not less than 60% of the Distribution Percentages of the Company owned by all of the Members entitled to vote on the decision being taken.

      "Net Book Value" means the Company's total assets less its total liabilities as shown on its last regularly prepared balance sheet.

      "Net Cash Receipts" for the applicable period means the gross receipts of the Company during such period, plus any reductions in funded reserves arising out of the reversal of such reserves, less the following: (1) operating expenses paid during such period; (2) interest and principal paid during such period on indebtedness of the Company other than interest and principal paid on Member Loans; (3) expenditures for capital improvements and other capital items paid during such period; and (4) additions to reserves made during such period. For purposes of the foregoing, (a) gross receipts of the Company shall not include Dissolution Proceeds, or any amount entering into the calculation thereof, and shall not include capital contributions or Member Loans; (b) reserves for anticipated or contingent liabilities and working capital shall be established for the Company in such amounts as are reasonably determined by the Board; and
(c) no deductions from gross receipts of the Company shall be made for amounts paid out of funded reserves.

      "Officer" shall mean the individuals designated or elected as President, Vice President, Secretary, or Treasurer as provided in this Agreement.

     Section 2.2. Additional Definitions. The definitions in Section 2.1 shall apply equally to both the singular and plural forms of the terms defined. Whenever the context may require, any pronoun used herein shall include the corresponding masculine, feminine and neuter forms. The term "person" includes individuals, partnerships, corporations, limited liability companies, trusts, and other associations. The words "include," "includes," and "including" shall be deemed to be followed by the phrase "without limitation." The words "herein," "hereof," "hereunder," and similar terms shall refer to this Agreement, unless the context otherwise requires.

                                  ARTICLE III
                              CAPITAL CONTRIBUTIONS

     Section 3.1. Initial Capital Contributions.


     (a) GBC shall make the capital contribution to the Company as reflected on
Schedule 1, attached hereto and incorporated herein by reference, in exchange for a fifty percent (50%) Interest in the Company, represented by fifty (50) Class A Membership Units in the Company.

     (b) NN shall make the capital contribution to the Company as reflected on
Schedule 1, attached hereto and incorporated herein by reference, in exchange for a fifty percent (50%) Interest in the Company, represented by fifty (50) Class B Membership Units in the Company.

     (c) The Class A Membership Units and Class B Membership Units shall have identical rights on all matters except the Class A Membership Units shall be allowed to receive distributions disproportional to the Class B Membership Units as provided in Section 4.1 below.

     Section 3.2. GBC Assignment. GBC shall assign to the Company all of its rights, title and interest (the "GBC Assignment") in and to Jiangsu General Ball & Roller Co., Ltd. (the "JV"). The Company shall reimburse GBC for all out-of-pocket costs incurred by GBC directly related to the formation of the JV, including due diligence expenses, legal expenses, and any capital contributions made to the JV by GBC before the assignment by GBC to the Company all as completely set forth on Schedule 2 attached hereto and incorporated herein by reference. GBC shall use its best efforts to obtain, if required, the approval of the Approval Committee, as defined below, of the assignment by GBC of its interest in the JV. GBC, to the best of its knowledge, represents and warrants to the Company with respect to the GBC Assignment that:

          (a) GBC and Jiangsu Lixing Steel Ball Factory ("JSBF") have formed the JV under the laws of the People's Republic of China (the "PRC") to own and operate the business of manufacturing and marketing high quality rolling elements for bearings and other related products in the manufacturing facility located in Rugao City, Jiangsu Province, People's Republic of China ("JSBF Business") and own a 60% and 40% interest therein, respectively. No other person or entity owns or has the right, now or at any time in the future, to acquire any interest in the JV. GBC has previously delivered to NN a true, correct and complete copy of the Joint Venture Contract and the Articles of Association of the JV, as amended, and such documents (a) reflect the entire agreement between GBC and JSBF related to the ownership and operation of the JSBF Business and (b) remain in effect and have not been further amended or modified.

          (b) GBC has full power and authority to enter into this Agreement and to undertake and complete the transactions contemplated hereby. No consent or approval by any person or entity is required in order for GBC to enter into or complete the transactions contemplated by this Agreement, other than the approval from the Rugao International Economic Committee, Jiangsu Province, China (the "Approval Committee") required for the assignment of GBC's Assignment in the JV as contemplated hereby.

          (c) GBC has fully and accurately disclosed to NN all material information related to the JV, JSBF and the JSBF Business. To GBC's best knowledge,

               (1) JSBF has operated and since its formation the JV has operated, and continues to operate in accordance with all applicable law and all contracts, agreements, and orders binding on them;

               (2) JSBF had full power and authority to transfer its assets and liabilities to the JV, subject only to governmental approvals all of which have been obtained;

               (3) the JV was formed and currently exists in accordance with all applicable law;

               (4) the JV owns or controls under leases all assets, tangible and intangible, necessary to carry on the JSBF Business as conducted prior to the formation of the JV; and

               (5) The financial information of JSBF, the due diligence report by KPMG, and all other documents provided to NN are as provided to GBC.

     Section 3.3. Member Loans. Immediately after the execution of this Agreement, the Members shall loan the Company the amounts reflected in Schedule 3, attached hereto and incorporated herein by reference, and NN agrees to loan the Company up to an additional US$1,000,000 (together with the amount for NN reflected in Schedule 3 the "NN Member Loan") and GBC agrees to loan the Company up to an additional US$1,500,000 (together with the amount for GBC reflected in Schedule 3 the "GBC Member Loan"). All Member Loans shall be in the form of the promissory notes (the "Notes") in Schedule 4, attached hereto and incorporated herein by reference. Notwithstanding anything to the contrary herein, the member of the Board of Managers appointed by NN shall have authority to execute the Notes evidencing the Member Loans described in this Section.

     Section 3.4. Additional Capital Contributions. No Member shall be required to make any capital contributions to the Company beyond the capital contributions made pursuant to Section 3.1. In the event the Company needs additional funding, as determined by the Board of Managers, any Member shall have the right, but not the obligation, to contribute additional capital to the Company.

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

     Section 3.5. No Interest on Capital. Except as expressly provided in
Article IV and/or Article X hereof, no Member shall be paid interest on any capital contribution.

                                   ARTICLE IV
                                  DISTRIBUTIONS

     Section 4.1. Distributions of Net Cash Receipts. Subject to the provisions of Section 10.2 hereof (governing the application of Dissolution Proceeds), the Company's Net Cash Receipts shall be distributed to the Members in proportion to their respective Distribution Percentages at such times as the Board shall determine in its sole and absolute discretion on the following basis:

          (a) first, used to repay the principal and interest on the Member Loans on a dollar for dollar basis until the GBC Member Loan is repaid in full;

          (b) then, to the Member holding Class A Membership Units and to repay the principal and interest on the NN Member Loan on a dollar for dollar basis; and

          (c) when both of the Member Loans have been repaid in full, Net Cash Receipts shall be distributed to the holders of the Class A Membership Units and Class B Membership Units according to their respective Distribution Percentages.

     Section 4.2. Distributions to Be Made In Cash. Unless otherwise determined by the Board, all distributions shall be made in cash and no Member shall have the right to receive distributions of property other than cash either during the term of the Company or upon its dissolution. No Member may be compelled to accept a distribution of any property other than cash from the Company unless all Members receive undivided ownership interests therein that are in proportion to their respective Distribution Percentages.

                                   ARTICLE V
                        ALLOCATION OF PROFITS AND LOSSES

     Section 5.1. Profits and Losses. The Company's income, gains, losses, deductions and credits (and items thereof), for each fiscal year of the Company, shall be allocated among the Members (for both book and tax purposes) in proportion to their respective Distribution Percentages.

                                   ARTICLE VI
                                   ACCOUNTING

     Section 6.1. Accounting Methods. The Company books and records shall be prepared in accordance with United States generally accepted accounting principles, consistently applied. A copy of the Company books and records shall be distributed to the parties within forty-five (45) days after the end of each financial quarter and ninety (90) days after the end of each fiscal year of the Company. The Company shall be on an accrual basis for both tax and accounting purposes. All tax returns of the Company shall be prepared by the Company's certified public accountants, under the direction of the Members.

     Section 6.2. Fiscal Year. The fiscal year of the Company shall be the calendar year, except that the first fiscal year shall be the period beginning on the date of formation of the Company and ending on December 31, 2000.

                                  ARTICLE VII
                             MANAGEMENT AND CONTROL

      Section 7.1 Appointment of Board of Managers. The Company shall initially have a Board of Managers consisting of two (2) members, one each appointed by NN and GBC. If at any time any Member's Distribution Percentage is equal to or greater than 66.67% (a "Controlling Member"), such Controlling Member shall have the right to increase the size of the Board of Managers to three (3) and to appoint an additional Member to the Board. Each member of the Board so chosen shall hold office until a successor shall be duly appointed.

      Section 7.2 Authority of Board of Managers.

          (a) The management of the Company shall be vested exclusively in the Board of Managers, and subject to the rights expressly granted to the Members under other provisions of this Agreement, the Board of Managers shall have the exclusive right, authority, and responsibility to manage and control the business, affairs and the day-to-day operations of the Company, and to make all decisions with respect thereto. Pursuant to this Article VII and subject to the other provisions of this Agreement, the Board of Managers shall have all of the rights and powers of a "manager" as provided in the Act and as otherwise provided by law.

          (b) Without in any way limiting the general powers and authority of the Board of Managers, the Board shall have the exclusive right, power and authority, on behalf of the Company and in its name, to:

               (1) Acquire, purchase, hold, exercise, operate, lease and manage the business property of the Company and to contract for and enter into agreements with others with respect to the acquisition, purchase, holding, exercise, operation, leasing and management of such business property;

               (2) To execute and deliver, in furtherance of any or all of the purposes of the Company, and deed, lease, mortgage, security agreement, note, bill of sale, contract or other instrument purporting to convey, exchange, sell or encumber all or any part of the business property or any Interest therein of the Company;

               (3) To execute and deliver any and all agreements, contracts, documents, certifications, and instruments necessary or convenient in connection with the ordinary conduct of the business and affairs of the Company and to give such receipts, releases and discharges with respect to all of the foregoing and all matters incident thereto;

               (4) To borrow money and issue evidences of indebtedness and assume existing indebtedness necessary, convenient or incidental to the accomplishment of the purposes of the Company;

               (5) To deposit or invest Company funds in such interest-bearing or non-interest bearing investments or accounts at a federally insured bank as the Board deems advisable to the extent such funds are not then required for Company operations and are not required to be distributed pursuant to this Agreement;

               (6) To extent that that the funds of the Company are available therefor, to pay (or prepay) all debts and other obligations of the Company; and

               (7) To supervise the operation, maintenance, manufacture, management and repair of the business property, including hiring, coordinating the services of, supervising the performance of, and terminating employees, independent contractors and other persons necessary or appropriate to carry out the business and purposes of the Company.

     (c) Any person dealing with the Company may rely upon a certificate signed by the Board of Managers, or any person thereunto duly authorized by the Board of Managers, as to:

               (1) The identity of any officer or any Member;

               (2) The existence or non-existence of any fact which may constitute a condition precedent to acts by the Company or any Member or in any other matter germane to the affairs of the Company;

               (3) The persons who are authorized to execute and deliver any instrument or document of the Company; or

               (4) Any act or failure to act by the Company.

      Section 7.3 Meetings; Voting Requirements. The Board of Managers shall meet at least once every six (6) months. At the option of the Board of Managers, meetings of the Board of Managers may be conducted by telephone. The affirmative vote of sixty percent (60%) of the members of the Board shall be the act of the Board of Managers. The Board may take action upon the unanimous written consent of sixty percent (60%) of the members of the Board.

      Section 7.4 Outside Activities. A member of the Board of Managers shall not be required to manage the Company as its sole and exclusive function, but shall devote whatever time, effort and skill as may be reasonably necessary to the conduct of the Company's business.

      Section 7.5 Limitations on Board of Managers. The Board of Managers shall not, without the prior written consent of all Members:

          (a) Issue any ownership Interest in the Company to any party other than NN or GBC or their 100% owned affiliates.

          (b) Sell all or substantially all of the assets of the Company.

          (c) Dissolve or liquidate the Company.

          (d) Incur any indebtedness of the Company.

          (e) Do any act in contravention of this Agreement;

          (f) Do any act which would make it impossible to carry on in the ordinary course of the business of the Company; or

          (g) Change or reorganize the Company into any other legal form.

          Section 7.6 Indemnification.


          (a) The Company shall indemnify any member of the Board of Managers and its agents and affiliates (and their respective partners, directors, officers, employees, agents, members, shareholders and affiliates) and officers or employees of the Company against any and all losses, liabilities, damages or expenses (including, without limitation, reasonable attorneys' fees and expenses in connection therewith in amounts paid in settlement thereof) to which any of such persons may directly or indirectly become subject, but only to the extent that such person (i) acted in good faith and (ii) acted in a manner such person reasonably believed to be in or not opposed to the best interests of the Company.

          (b) Expenses (including attorneys' fees) incurred by any person in defending any proceeding may be paid by the Company in advance of such proceeding's final disposition upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the Company. Such expenses may be similarly paid upon such terms and conditions, if any, as the Board of Managers deems appropriate.

     Section 7.7 Compensation.

     Except with respect to out-of-pocket costs as provided in Section 12.2 or as may be determined by the Board of Managers, no Member shall be entitled to compensation for its services to the Company.

                                  ARTICLE VIII
                               MEETINGS AND VOTING

     Section 8.1. Meetings of Members. Meetings of Members may be held for any purpose or purposes, unless otherwise prohibited by law and may be called by the Member(s) holding not less than twenty percent (20%) of the Distribution Percentages of the Company. Such written request shall state the purpose or purposes of the proposed meeting. Business transacted at any meeting of Members shall be limited to the purposes stated in the notice.

     Section 8.2. Location of Meetings. All meetings of the Members shall be held at such place as shall be designated from time to time by the Members as stated in the notice of the meeting or in a waiver of notice thereof. In the event that the Members shall fail to fix the place for a meeting of Members, such meeting shall be held at the Company's principal office. At the option of the Members, meetings of the Members may be conducted by telephone.

     Section 8.3. Notice of Meetings. Notice of each meeting of Members stating the place, date and hour of the meeting and, the purpose or purposes for which the meeting is called, shall be given to each Member entitled to vote at such meeting not less than ten (10) and no more than sixty (60) days before the date of the meeting.

     Section 8.4. Waiver of Notice. Whenever any notice is required to be given to any Member under the provisions of this Agreement or of any law, a waiver thereof in writing signed by such Member, whether before or after the time stated therein, shall be deemed the equivalent to the giving of such notice. Attendance of a Member at a meeting shall constitute a waiver of notice of such meeting, except when the Member attends a meeting for the express and exclusive purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting was not lawfully called or convened.

     Section 8.5. Actions and Voting by Members. Except as otherwise specifically provided under the Act or this Agreement, all decisions reserved to the Members by this Agreement shall be made by Members Owning a Voting Majority in Interest. Similarly, at any meeting, Members Owning a Voting Majority shall decide any question brought before such meeting, unless the question is one upon which, by express provision of the Act or this Agreement, a different vote is required.

     Section 8.6. Proxies. At all meetings of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing subscribed by such Member and bearing a date not more than three (3) years prior to such meeting.

                                   ARTICLE IX
                         TRANSFER OF MEMBERS' INTERESTS

     Section 9.1. Restrictions. Without the unanimous written consent of all the Members, no Member may sell, assign, transfer, pledge, mortgage, or otherwise dispose of all or any part of his or her Interest in the Company. As a condition to any transfer or assignment of a Member's Interest, the transferor and the transferee shall provide such legal opinions and documentation as the non-transferring Members shall reasonably request.

     Section 9.2. Additional Members. The Company may admit additional Members only with the unanimous written consent of all of the Members.

     Section 9.3. Member Buyout. If a Member shall desire to dispose of its Interest in the Company, such Member shall have the right to transfer such Interest to the remaining Members in exchange for the amount of consideration agreed to by the Members at the time of such disposal, and if no agreement as to consideration is reached then the disposal of such Interest shall be for no consideration.

                                   ARTICLE X
                           DISSOLUTION OF THE COMPANY

     Section 10.1. Dissolution Acts.


          (a) No act, thing, occurrence, event or circumstance shall cause or result in the dissolution of the Company except that the happening of any one of the following events shall work as an immediate dissolution and termination of the Company:

               (1) A determination by all of the Members to dissolve and terminate the Company; or

               (2) Any event causing the last remaining Member to cease to be a member of the Company under the terms of the Act.

          (b) The Company is hereby granted a right to continue and, absent the unanimous consent of the remaining Members to the contrary, shall continue, upon an Event of Withdrawal of a Member (other than the last remaining Member), or upon the occurrence of any other event which terminates the continued membership of a Member in the Company.

          (c) Without limiting the other provisions hereof, neither the assignment of all or any part of a Member's Interest hereunder, nor the admission of a new Member shall cause the dissolution and termination of the Company.

     Section 10.2. Distribution of Proceeds on Dissolution. Upon the dissolution and termination of the Company, the Board of Managers of the Company shall proceed with the liquidation and termination of the Company as promptly as possible, but in an orderly and businesslike manner so as not to involve undue sacrifice. The proceeds therefrom and any other funds and assets of the Company (the "Dissolution Proceeds"), shall be applied and distributed as follows and in the following order of priority:

          (a) First, to the payment of debts and liabilities of the Company (excluding any liabilities on Member Loans described in Section 3.3) and the expenses of liquidation;

          (b) Second, if a dissolution and distribution of proceeds occurs within one (1) year from the effective date of this Agreement then, to the extent available, the Member Loans shall first be repaid in full, without interest, followed by the return of the initial capital contributions of each Member and then any remaining cash shall be paid to the Members in accordance with their Distribution Percentages; and

          (c) Third, if a dissolution and distribution of proceeds occurs after one (1) year from the effective date of this Agreement, then, to the extent available, all remaining cash shall be paid to the Members in accordance with their Distribution Percentages.

                                   ARTICLE XI
                              MANAGEMENT OF THE JV

     Section 11.1. JV Board Representation. The Company will have the right to appoint three members of the board of the JV. NN and GBC agree that so long as they have equal representation on the Board of the Company that the three JV board representatives will consist of one person nominated by GBC, one person nominated by NN and one person mutually agreed by GBC and NN. In the event any Member becomes a Controlling Member, the three representatives on the JV board will consist of two persons nominated by the Controlling Member and one person nominated by the other Member. The initial NN representative on the JV board shall be Frank Gentry, the initial GBC representative on the JV board shall be David Gussack who shall also be elected as Chairman of the JV board, and the initial mutually agreed representative on the JV board shall be Joseph Hoo.

     Section 11.2. JV Board Meetings. The three JV board representatives appointed by the Company shall cause the JV board to meet at least semi-annually and shall cause the chairman of the JV board to establish a schedule for such meetings at the beginning of each year and allow the meetings to be held by telephone.

     Section 11.3. Related Party Transactions. The terms and conditions of any equipment lease or loan to the JV by any party related to the JV made prior to the appointment to the JV board of a person nominated by NN shall be provided in writing to NN for its review and comment.

     Section 11.4. Formation of Danish Holding Company. The Company shall form or purchase a holding company organized under the laws of Denmark for the purpose of holding the interest in the JV.

                                  ARTICLE XII
                                     GENERAL

     Section 12.1. Notices. Any notice, request, approval, consent, demand or other communication required or permitted hereunder shall be given in writing by
(a) personal delivery, (b) expedited delivery service with proof of delivery,
(c) United States Mail, postage prepaid, registered or certified mail, return receipt requested, or (d) prepaid telegram, facsimile or telex, confirmed receipt required (provided that such telegram, facsimile or telex is confirmed by delivery service or by mail in the manner previously described), and shall be sent to each party at his respective address set in Section 1.5 hereof (or, in the case of the Company, the principal office address established pursuant to
Section 1.6 hereof), or to such different address as such addressee shall have designated by written notice sent in accordance herewith, and shall be deemed to have been given and received either at the time of personal delivery or, in the case of delivery service or mail, as of the date of first attempted delivery at the address and in the manner provided herein, or in the case of telegram, facsimile or telex, upon receipt. Either Member may change the address and/or addresses to whom notice may be given by giving notice pursuant to this Section at least seven (7) days prior to the date the changes become effective.

     Section 12.2. Public Disclosures. No Member, except as required by law, shall disclose any financial or operating information about the Company, including the economic impact of the Member's Interest in the Company, without the express written approval of the other Members.

     Section 12.3. Amendments. This Agreement may be amended by a written agreement of amendment executed by all the Members, but not otherwise. No variations, modifications, amendments, or changes herein or hereof shall be binding upon any party hereto, unless set forth in a document duly executed by or on behalf of such party.

     Section 12.4. Miscellaneous. This Agreement supersedes any prior agreement or understandings between the parties with respect to the Company. This Agreement and the rights of the parties hereunder shall be governed by and interpreted in accordance with the Act, without regard to conflict of laws principles. Except as herein otherwise specifically provided, this Agreement shall be binding upon and inure to the benefit of the parties and their respective heirs, legal representatives, successors and assigns. Captions contained in this Agreement in no way define, limit, or extend the scope or intent of this Agreement. If any provision of this Agreement or the application of such provision to any person or circumstance shall be held invalid, the remainder of this Agreement, or the application of such provision to any other persons or circumstances, shall not be affected thereby. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same document.

     Section 12.5. Remedies. If the Company or any party to this Agreement, obtains a judgment against any other party by reason of breach of this Agreement or failure to comply with the provisions hereof, reasonable attorneys' fees as fixed by the court shall be included in such judgment. Any Member shall be entitled to maintain, on his own behalf or on behalf of the Company, any action or proceeding against any other Member or the Company (including any action for damages, specific performance or declaratory relief) for or by reason of breach by such party of this Agreement, or any other agreement entered into in connection with the same, notwithstanding the fact that any or all of the parties to such proceeding may then be Members, and without dissolving the Company as a limited liability company. No remedy conferred upon the Company or any Member in this Agreement is intended to be exclusive of any other remedy herein or by law provided or permitted, but each shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute. No waiver by a Member or the Company of any breach of this Agreement shall be deemed to be a waiver of any other breach of any kind or nature and no acceptance of payment or performance by a Member or the Company after any such breach shall be deemed to be a waiver of any breach of this Agreement, whether or not such Member or the Company knows of such breach at the time it accepts such payment or performance. If a Member has the right herein to approve or consent to any matter or transaction, such approval or consent may be withheld in the sole discretion of such Member for any reason or no reason. No failure or delay on the part of a Member or the Company to exercise any right it may have shall prevent the exercise thereof by such Member or the Company at any time such other may continue to be so in default, and no such failure or delay shall operate as a waiver of any default.

      IN WITNESS WHEREOF, the parties hereto have executed this Operating Agreement as of the date first above-written.

                                    MEMBERS:

                                    NN BALL & ROLLER, INC.


                                    By:
                                    Name:
                                    Title:

                                    GENERAL BEARING CORPORATION


                                    By:
                                    Name:
                                    Title:

                                   SCHEDULE 1

                          INITIAL CAPITAL CONTRIBUTIONS



         Member                          Initial Capital Contribution


            NN                                  US$100,000

            GBC                                 US$100,000

                                   SCHEDULE 2

     INVESTMENT CAPITAL & EXPENSES RELATED TO FORMATION OF JOINT VENTURE


      DATE                    DESCRIPTION                         AMOUNT


1.    CAPITAL

      01/00             Keybank wire - Investment in JGBR      $2,000,000.00


2.    EXPENSES

      12/99             Coudert Brothers - legal service       $    7,886.37
                        Lingyan Li - trip to China to clear
                        open issues                                 5,541.18

      02/00             KPMG Peat Marwick - due diligence          46,250.00
      -- --                                                        ---------

                        Total Expenses                            $59,677.55
                                                                  ==========

                                   SCHEDULE 3

                            INITIAL LOANS TO COMPANY



                Member                         Initial Loans


                 NN                             US$2,400,000

                 GBC                              US$900,000

                                   SCHEDULE 4

                            FORM OF PROMISSORY NOTES

                                 PROMISSORY NOTE

$  2,400,000.00                                                March ___, 2000


      FOR VALUE RECEIVED, the undersigned, NN General, LLC, a Delaware limited liability company (the "Maker"), hereby promises to pay to the order of NN Ball & Roller, Inc., a Delaware corporation (the "Holder"), the principal sum of Two Million and Four Hundred Thousand Dollars ($2,400,000.00), together with interest at the applicable federal rate as then published by the U.S. Treasury Department, compounded annually and computed on the basis of a 365 day year, on December 31, 2020. The Maker reserves the right to prepay all or any portion of this Promissory Note at any time and from time to time without premium or penalty of any kind.

      Any payment made hereunder shall be made in lawful currency of the United States of America in immediately available funds, at 800 Tennessee Road, Erwin, Tennessee 37650, USA, or at such other place as the Holder may designate in writing.

      This Promissory Note may not be assigned, including by operation or law, without the consent of the Maker.

      This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the undersigned had duly caused this Promissory Note to be executed and delivered at the place specified above and as of the date first written above.


                                          NN General, LLC

                                          By:
                                          Name: David L. Dyckman
                                          Title:  Manager

                                 PROMISSORY NOTE

$  900,000.00                                                  March ___, 2000


      FOR VALUE RECEIVED, the undersigned, NN General, LLC, a Delaware limited liability company (the "Maker"), hereby promises to pay General Bearing Corporation, a Delaware corporation (the "Holder"), the principal sum of Nine Hundred Thousand Dollars ($ 900,000.00), together with interest at the applicable federal rate as then published by the U.S. Treasury Department, compounded annually and computed on the basis of a 365 day year, on December 31, 2020. The Maker reserves the right to prepay all or any portion of this Promissory Note at any time and from time to time without premium or penalty of any kind.

      Any payment made hereunder shall be made in lawful currency of the United States of America in immediately available funds, at 44 High Street, West Nyack, New York, New York 10994, USA, or at such other place as the Holder may designate in writing.

      This Promissory Note may not be assigned, including by operation or law, without the consent of the Maker.

      This Promissory Note shall be governed by and construed and enforced in accordance with the laws of the State of New York.

      IN WITNESS WHEREOF, the undersigned had duly caused this Promissory Note to be executed and delivered at the place specified above and as of the date first written above.


                                          NN General, LLC

                                          By:
                                          Name: David L. Dyckman
                                          Title:  Manager

                              ASSIGNMENT AGREEMENT


      THIS ASSIGNMENT AGREEMENT, (the "Assignment") is made as of this ___ day of March, 2000, by and between General Bearing Corporation, a Delaware corporation ("Assignor") and NN General, LLC, a Delaware limited liability company ("Assignee").

      WHEREAS, the Assignor desires to assign and transfer all of its interest and rights in the Joint Venture Contract between the Assignor and the Jiangsu Lixing Steel Ball Factory (Group), a collectively-owned enterprise established and existing under the laws of China ("Lixing"), dated August 12, 1999 and as amended from time to time and attached hereto (the "Assigned Contract") to Assignee, and Assignee desires to assume the ongoing obligations arising under the Assigned Contract; and

      WHEREAS, the Assignor desires to assign and transfer all of its interest and rights in the Jiangsu General Ball & Roller Co., Ltd., a limited liability company formed in accordance with the Law of the People's Republic of China on Joint Ventures Using Chinese and Foreign Investment and its implementing regulations (the "JV"), whose Articles of Association were signed by authorized representatives of the Assignor and Lixing on November 4, 1999 (the "Assigned JV Interest") to Assignee, and Assignee desires to assume the ongoing obligations arising under the Assigned Interest.

      NOW THEREFORE, in consideration for the above premises and the mutual covenants and agreements herein, the parties hereto agree as follows:

     1. ASSIGNMENT OF CONTRACT. The Assignor hereby assigns to Assignee all of its rights, title and interest in and to the Assigned Contract together with any and all amendments to the Assigned Contract to the extent the Assigned Contract is assignable under Chinese law and the Assignee hereby accepts such Assignment.

     2. ASSIGNMENT OF JV INTEREST. The Assignor hereby assigns to Assignee all of its rights, title and interest in and to the Assigned JV Interest including, but not limited to, the right to receive investment certificates from the JV and any amendments to the Articles of Association of the JV, to the extent the Assigned JV Interest is assignable under Chinese law and the Assignee hereby accepts such Assignment.

     3. ASSUMPTION OF LIABILITIES. Assignee hereby assumes sole responsibility to perform, satisfy and discharge all of the duties, obligations, terms, conditions, covenants and liabilities which Assignor is bound to perform, discharge or otherwise satisfy under the Assigned Contracts.

     4. INDEMNIFICATION OF ASSIGNOR. The Assignee shall indemnify and hold Assignor harmless for and from all liabilities of every kind, including reasonable attorney's fees incurred in connection with any claim made against Assignor, arising out of or relating to the contract and interests assigned herein.

      IN WITNESS WHEREOF, the parties hereto have caused this Assignment to be duly executed as of the day and year first above written.



                                    ASSIGNOR

                                    GENERAL BEARING CORPORATION


                                    By:
                                    Name:
                                    Title:





                                    ASSIGNEE

                                    NN GENERAL, LLC


                                    By:
                                    Name: David L. Dyckman
                                    Title:  Manager



                                       2